Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

GATX CORPORATION REPORTS 2022 FIRST-QUARTER RESULTS
•Rail North America’s fleet utilization remained high at 99.3%
•Company reiterates 2022 full-year earnings guidance

CHICAGO, April 20, 2022 - GATX Corporation (NYSE:GATX) today reported 2022 first-quarter net income of $75.8 million, or $2.10 per diluted share, compared to net income of $36.5 million, or $1.02 per diluted share, in the first quarter of 2021. The 2022 first-quarter results included a net negative impact of $11.5 million, or $0.32 per diluted share, attributed to a net impairment charge for aircraft spare engines in Russia at the Rolls-Royce and Partners Finance affiliates and a net positive impact of $3.0 million, or $0.08 per diluted share, related to an enacted tax rate reduction in Austria. Details related to these items are provided in the attached Supplemental Information under Tax Adjustments and Other Items.

"Conditions continue to strengthen across our global railcar leasing markets despite increased economic uncertainty due to the war in Ukraine," said Brian A. Kenney, president and chief executive officer of GATX. "Rail North America's fleet utilization remained high at 99.3% and its renewal success rate was 80%. As the number of idle railcars in the industry continues to decline, the pace of lease rate increases from the prior quarter accelerated for most car types. As expected, the renewal lease rate change of GATX’s Lease Price Index turned positive in the quarter. The secondary railcar market remains very active as evidenced by our first-quarter remarketing income of $66.4 million, which represents the majority of our anticipated remarketing activity for 2022.

"Rail International continues to perform well as demand for railcars in Europe and India remains strong. Fleet utilization was at 99% or above and renewal lease rates for most car types continued to increase versus the expiring rates. In Portfolio Management, our Rolls-Royce and Partners Finance affiliates continued to perform as expected in a challenging environment for global passenger air travel."

Mr. Kenney concluded, “First-quarter investment volume totaled $370.4 million, primarily focused on our global rail assets. Based on our solid start in the first quarter, we continue to expect our 2022 full-year earnings to be in the range of $5.50 to $5.80 per diluted share, excluding the impact of Tax Adjustments and Other Items.”

RAIL NORTH AMERICA
Rail North America reported segment profit of $120.4 million in the first quarter of 2022, compared to $65.7 million in the first quarter of 2021. Higher segment profit was primarily a result of higher gains on asset dispositions.

At March 31, 2022, Rail North America’s wholly owned fleet was comprised of approximately 110,700 cars, including approximately 10,300 boxcars. The following fleet statistics and performance discussion exclude the boxcar fleet.

Fleet utilization was 99.3% at the end of the first quarter, compared to 99.2% at the end of the prior quarter and 97.8% at the end of the first quarter of 2021. During the first quarter of 2022, the GATX Lease Price Index (LPI), a weighted-average lease renewal rate for a group of railcars representative of Rail North America’s fleet, was positive 9.3%. This compares to an LPI of negative 0.7% in the prior quarter and negative 18.1% in the first quarter of 2021. The average lease renewal term for all cars included in the LPI during the first quarter was 30 months, compared to 37 months in the prior quarter and 30 months in the first quarter of 2021. Rail North America’s investment volume during the first quarter was $280.4 million.

Additional fleet statistics, including information on the boxcar fleet, and macroeconomic data related to Rail North America’s business are provided on the last page of this press release.

RAIL INTERNATIONAL
Rail International’s segment profit was $24.9 million in the first quarter of 2022, compared to $21.8 million in the first quarter of 2021. Higher segment profit was predominately driven by more railcars on lease.

At March 31, 2021, GATX Rail Europe’s (GRE) fleet consisted of approximately 27,200 cars. Utilization was 99.0%, compared to 98.7% at the end of the prior quarter and 98.2% at the end of the first quarter of 2021. Additional fleet statistics for GRE are provided on the last page of this press release.

PORTFOLIO MANAGEMENT
Portfolio Management reported segment loss of $3.9 million in the first quarter of 2022, compared to segment profit of $6.1 million in the first quarter of 2021. In the first quarter of 2022, the Rolls-Royce and Partners Finance affiliates (RRPF) terminated leases with its Russian airline customer. RRPF recorded a net impairment charge associated with three aircraft spare engines in Russia that RRPF does not expect to recover, of which GATX's share was $15.3 million ($11.5 million after-tax). Excluding this impact, first-quarter segment profit was higher driven primarily by GATX Engine Leasing earnings. Details related to the impairment charge are provided in the attached Supplemental Information under Tax Adjustments and Other Items.

COMPANY DESCRIPTION
At GATX Corporation (NYSE:GATX), we empower our customers to propel the world forward. GATX leases transportation assets including railcars, aircraft spare engines and tank containers to customers worldwide. Our mission is to provide innovative, unparalleled service that enables our customers to transport what matters safely and sustainably, while championing the well-being of our employees and communities. GATX has been headquartered in Chicago, Illinois since its founding in 1898.

TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2022 first-quarter results. Call details are as follows:

Wednesday, April 20, 2022
11 a.m. Eastern Time
Domestic Dial-In: 1-800-289-0720
International Dial-In: 1-323-701-0160
Replay: 1-888-203-1112 or 1-719-457-0820 /Access Code: 4973176

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. A replay will be available on the same site starting at 2 p.m. (Eastern Time), April 20, 2022.

AVAILABILITY OF INFORMATION ON GATX'S WEBSITE
Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investor Relations” tab.

FORWARD-LOOKING STATEMENTS
Statements in this Earnings Release not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “outlook,” “continue,” “likely,” “will,” “would”, and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.
The following factors, in addition to those discussed in our other filings with the SEC, including our Form 10-K for the year ended December 31, 2021, could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

•the duration and effects of the global COVID-19 pandemic and any mandated pandemic mitigation requirements, including adverse impacts on our business, personnel, operations, commercial activity, supply chain, the demand for our transportation assets, the value of our assets, our liquidity, and macroeconomic conditions
•exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving our transportation assets
•inability to maintain our transportation assets on lease at satisfactory rates due to oversupply of assets in the market or other changes in supply and demand
•a significant decline in customer demand for our transportation assets or services, including as a result of:
◦weak macroeconomic conditions
◦weak market conditions in our customers' businesses
◦adverse changes in the price of, or demand for, commodities
◦changes in railroad operations, efficiency, pricing and service offerings, including those related to "precision scheduled railroading"
◦changes in, or disruptions to, supply chains
◦availability of pipelines, trucks, and other alternative modes of transportation
◦changes in conditions affecting the aviation industry, including reduced demand for air travel, geographic exposure and customer concentrations
◦other operational or commercial needs or decisions of our customers
◦customers' desire to buy, rather than lease, our transportation assets
•higher costs associated with increased assignments of our transportation assets following non-renewal of leases, customer defaults, and compliance maintenance programs or other maintenance initiatives
•events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure
•financial and operational risks associated with long-term purchase commitments for transportation assets

•reduced opportunities to generate asset remarketing income
•inability to successfully consummate and manage ongoing acquisition and divestiture activities
•reliance on Rolls-Royce in connection with our aircraft spare engine leasing businesses, and the risks that certain factors that adversely affect Rolls-Royce could have an adverse effect on our businesses
•fluctuations in foreign exchange rates
•inflation or deflation
•failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees
•asset impairment charges we may be required to recognize
•deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs
•changes in banks' inter-lending rate reporting practices and the phasing out of LIBOR
•competitive factors in our primary markets, including competitors with significantly lower costs of capital
•risks related to our international operations and expansion into new geographic markets, including laws, regulations, tariffs, taxes, treaties or trade barriers affecting our activities in the countries where we do business
•changes in, or failure to comply with, laws, rules, and regulations
•U.S. and global political conditions
•inability to obtain cost-effective insurance
•environmental liabilities and remediation costs
•potential obsolescence of our assets
•inadequate allowances to cover credit losses in our portfolio
•operational, functional and regulatory risks associated with severe weather events, climate change and natural disasters
•inability to maintain and secure our information technology infrastructure from cybersecurity threats and related disruption of our business
•changes in assumptions, increases in funding requirements or investment losses in our pension and post-retirement plans
•inability to maintain effective internal control over financial reporting and disclosure control and procedures

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Shari Hellerman
Director, Investor Relations
312-621-4285
shari.hellerman@gatx.com

(04/20/2022)

GATX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended March 31
	2022	2021
Revenues
Lease revenue	$283.3	$280.6
Marine operating revenue	6.2	3.6
Other revenue	27.1	21.6
Total Revenues	316.6	305.8
Expenses
Maintenance expense	74.6	74.3
Marine operating expense	4.2	4.6
Depreciation expense	89.5	88.6
Operating lease expense	9.1	10.9
Other operating expense	10.7	10.2
Selling, general and administrative expense	47.2	47.1
Total Expenses	235.3	235.7
Other Income (Expense)
Net gain on asset dispositions	73.7	22.5
Interest expense, net	(51.2)	(53.6)
Other expense	(2.0)	(1.3)
Income before Income Taxes and Share of Affiliates’ Earnings	101.8	37.7
Income taxes	(22.4)	(8.4)
Share of affiliates’ (losses) earnings, net of taxes	(3.6)	7.2
Net Income	$75.8	$36.5

Share Data
Basic earnings per share	$2.13	$1.04
Average number of common shares	35.5	35.2

Diluted earnings per share	$2.10	$1.02
Average number of common shares and common share equivalents	36.0	35.9

Dividends declared per common share	$0.52	$0.50

GATX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31	December 31
	2022	2021
Assets
Cash and Cash Equivalents	$649.3	$344.3
Restricted Cash	0.2	0.2
Receivables
Rent and other receivables	69.9	69.8
Finance leases (as lessor)	98.9	100.2
Less: allowance for losses	(6.1)	(6.2)
	162.7	163.8

Operating Assets and Facilities	11,203.2	11,163.6
Less: allowance for depreciation	(3,328.3)	(3,378.8)
	7,874.9	7,784.8
Lease Assets (as lessee)
Right-of-use assets, net of accumulated depreciation	262.8	270.7
Finance leases, net of accumulated depreciation	—	1.5
	262.8	272.2

Investments in Affiliated Companies	585.0	588.4
Goodwill	120.3	123.0
Other Assets	253.4	265.0
Total Assets	$9,908.6	$9,541.7

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$170.5	$215.8
Debt
Commercial paper and borrowings under bank credit facilities	18.6	18.1
Recourse	6,256.9	5,887.5
	6,275.5	5,905.6
Lease Obligations (as lessee)
Operating leases	273.4	286.2
Finance leases	—	1.5
	273.4	287.7

Deferred Income Taxes	1,013.5	1,001.0
Other Liabilities	114.9	112.4
Total Liabilities	7,847.8	7,522.5
Total Shareholders’ Equity	2,060.8	2,019.2
Total Liabilities and Shareholders’ Equity	$9,908.6	$9,541.7

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended March 31, 2022
(In millions)

	Rail North America	Rail International	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$200.7	$67.6	$8.3	$6.7	$283.3
Marine operating revenue	—	—	6.2	—	6.2
Other revenue	23.0	2.3	—	1.8	27.1
Total Revenues	223.7	69.9	14.5	8.5	316.6
Expenses
Maintenance expense	59.9	14.0	—	0.7	74.6
Marine operating expense	—	—	4.2	—	4.2
Depreciation expense	63.5	18.0	5.0	3.0	89.5
Operating lease expense	9.1	—	—	—	9.1
Other operating expense	7.3	2.4	0.5	0.5	10.7
Total Expenses	139.8	34.4	9.7	4.2	188.1
Other Income (Expense)
Net gain on asset dispositions	71.6	1.0	0.9	0.2	73.7
Interest expense, net	(34.4)	(11.2)	(4.7)	(0.9)	(51.2)
Other expense	(0.7)	(0.4)	(0.1)	(0.8)	(2.0)
Share of affiliates' pre-tax losses	—	—	(4.8)	—	(4.8)
Segment profit (loss)	$120.4	$24.9	$(3.9)	$2.8	$144.2
Less:
Selling, general and administrative expense					47.2
Income taxes (includes $1.2 of income tax benefit related to affiliates' losses)					21.2
Net income					$75.8

Selected Data:
Investment volume	$280.4	$78.9	$—	$11.1	$370.4

Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$64.4	$0.4	$—	$0.1	$64.9
Residual sharing income	2.0	—	0.9	—	2.9
Non-remarketing net gains (1)	5.2	0.6	—	0.1	5.9
	$71.6	$1.0	$0.9	$0.2	$73.7
__________
(1) Includes net gains (losses) from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended March 31, 2021
(In millions)

	Rail North America	Rail International	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$206.8	$66.9	$3.3	$3.6	$280.6
Marine operating revenue	—	—	3.6	—	3.6
Other revenue	17.8	2.5	0.2	1.1	21.6
Total Revenues	224.6	69.4	7.1	4.7	305.8
Expenses
Maintenance expense	58.4	15.4	—	0.5	74.3
Marine operating expense	—	—	4.6	—	4.6
Depreciation expense	65.7	18.3	2.7	1.9	88.6
Operating lease expense	10.9	—	—	—	10.9
Other operating expense	7.6	2.0	0.2	0.4	10.2
Total Expenses	142.6	35.7	7.5	2.8	188.6
Other Income (Expense)
Net gain on asset dispositions	21.5	0.3	0.6	0.1	22.5
Interest expense, net	(37.0)	(12.2)	(3.1)	(1.3)	(53.6)
Other expense	(0.8)	—	—	(0.5)	(1.3)
Share of affiliates' pre-tax earnings	—	—	9.0	—	9.0
Segment profit	$65.7	$21.8	$6.1	$0.2	$93.8
Less:
Selling, general and administrative expense					47.1
Income taxes (includes $1.8 related to affiliates' earnings)					10.2
Net income					$36.5

Selected Data:
Investment volume	$109.1	$44.4	$352.5	$3.5	$509.5

Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$16.3	$—	$—	$—	$16.3
Residual sharing income	0.1	—	0.6	—	0.7
Non-remarketing net gains (1)	5.1	0.3	—	0.1	5.5
	$21.5	$0.3	$0.6	$0.1	$22.5
__________
(1) Includes net gains (losses) from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)

Impact of Tax Adjustments and Other Items on Net Income(1)

	Three Months Ended March 31
	2022	2021
Net income (GAAP)	$75.8	$36.5
Other income tax adjustments attributable to consolidated income:
Income tax rate change (2)	(3.0)	—
Total other income tax adjustments attributable to consolidated income	$(3.0)	$—
Adjustments attributable to affiliates' earnings, net of taxes:
Aircraft spare engine impairment at RRPF (3)	11.5	—
Total adjustments attributable to affiliates' earnings, net of taxes	$11.5	$—
Net income, excluding tax adjustments and other items (non-GAAP)	$84.3	$36.5

Impact of Tax Adjustments and Other Items on Diluted Earnings per Share(1)

	Three Months Ended March 31
	2022	2021
Diluted earnings per share (GAAP)	$2.10	$1.02
Diluted earnings per share, excluding tax adjustments and other items (non-GAAP)	$2.34	$1.02

 _________
(1) In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components. Specifically, we exclude the effects of certain tax adjustments and other items for purposes of presenting net income and diluted earnings per share because we believe these items are not attributable to our business operations. Management utilizes net income, excluding tax adjustments and other items, when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.
(2) Deferred income tax adjustment due to an enacted corporate income tax rate reduction in Austria in 2022.
(3) Impairment losses related to aircraft spare engines in Russia that RRPF does not expect to recover.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)

	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Total Assets, Excluding Cash, by Segment
Rail North America	$6,183.7	$6,101.6	$5,976.8	$5,916.3	$5,896.5
Rail International	1,677.9	1,689.2	1,672.2	1,695.8	1,653.4
Portfolio Management	1,031.5	1,040.0	1,019.6	1,023.2	1,057.5
Other	366.0	366.4	351.5	347.1	348.8
Total Assets, excluding cash	$9,259.1	$9,197.2	$9,020.1	$8,982.4	$8,956.2
Debt and Lease Obligations, Net of Unrestricted Cash
Unrestricted cash	$(649.3)	$(344.3)	$(566.0)	$(417.9)	$(958.9)
Commercial paper and bank credit facilities	18.6	18.1	20.7	17.9	19.6
Recourse debt	6,256.9	5,887.5	6,029.8	5,803.1	6,374.6
Operating lease obligations	273.4	286.2	292.1	298.7	328.0
Finance lease obligations	—	1.5	—	43.6	—
Total debt and lease obligations, net of unrestricted cash	$5,899.6	$5,849.0	$5,776.6	$5,745.4	$5,763.3
Shareholders’ Equity	$2,060.8	$2,019.2	$1,976.9	$1,971.4	$1,960.0
Recourse Leverage (1)	2.9	2.9	2.9	2.9	2.9
 _________
(1)    Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets, Excluding Cash
Total Assets	$9,908.6	$9,541.7	$9,586.3	$9,400.5	$9,915.3
Less: cash	(649.5)	(344.5)	(566.2)	(418.1)	(959.1)
Total Assets, excluding cash	$9,259.1	$9,197.2	$9,020.1	$8,982.4	$8,956.2

 GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	9.3%	(0.7)%	(8.1)%	(6.7)%	(18.1)%
Average renewal term (months)	30	37	32	29	30
Fleet Rollforward (2)
Beginning balance	101,570	101,341	102,144	102,903	103,745
Cars added	943	959	742	693	977
Cars scrapped	(547)	(358)	(947)	(770)	(1,002)
Cars sold	(1,514)	(372)	(598)	(682)	(817)
Ending balance	100,452	101,570	101,341	102,144	102,903
Utilization	99.3%	99.2%	99.2%	98.5%	97.8%
Average active railcars	100,253	100,658	100,467	100,722	101,099
Boxcar Fleet
Ending balance	10,283	12,946	12,809	12,659	13,880
Utilization	99.8%	99.7%	98.4%	97.1%	97.1%
Rail Europe Statistics
Fleet Rollforward
Beginning balance	27,109	26,840	26,727	26,498	26,343
Cars added	225	333	213	359	226
Cars scrapped/sold	(142)	(64)	(100)	(130)	(71)
Ending balance	27,192	27,109	26,840	26,727	26,498
Utilization	99.0%	98.7%	98.1%	98.4%	98.2%
Average active railcars	26,850	26,562	26,310	26,156	25,917
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (3)	78.3%	76.3%	75.2%	75.6%	74.6%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (4)	2.6%	6.6%	7.9%	9.4%	(2.6)%
Year-over-year Change in U.S. Carloadings (chemical) (4)	9.4%	5.6%	5.6%	5.9%	(3.8)%
Year-over-year Change in U.S. Carloadings (petroleum) (4)	(15.3)%	(4.5)%	(3.6)%	(4.3)%	(14.4)%
Production Backlog at Railcar Manufacturers (5)	n/a (6)	42,993	37,779	37,470	34,829
 _________
(1) GATX's Lease Price Index (LPI) is an internally-generated business indicator that measures lease rate pricing on renewals for our North American railcar fleet, excluding boxcars. GATX calculates the index using the weighted-average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet, excluding boxcars. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate, weighted by fleet composition. The average renewal lease term is reported in months and reflects the average renewal lease term of railcar types in the LPI, weighted by fleet composition.
(2) Excludes boxcar fleet.
(3) As reported and revised by the Federal Reserve.
(4) As reported by the Association of American Railroads (AAR).
(5) As reported by the Railway Supply Institute (RSI).
(6) Not available, not published as of the date of this release.